Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-184705; 33-82894, 333-130675, 333-136974, 333-170494, 333-168528 and 333-161028 on Form S-8; No. 333-66934 on Form S-4 and No. 333-169327 on Form S-3 of our reports dated February 21, 2013, relating to the consolidated financial statements and financial statement schedule of B/E Aerospace, Inc., and the effectiveness of B/E Aerospace, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of B/E Aerospace, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Boca Raton, Florida
February 21, 2013